Earnings Release August 8, 2022

Holly Energy Partners, L.P. Reports Second Quarter Results
•Reported net income attributable to HEP of $56.8 million or $0.45 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $79.8 million and Adjusted EBITDA of $104.2 million
Dallas, Texas -- Holly Energy Partners, L.P. ("HEP" or the "Partnership") (NYSE: HEP) today reported financial results for the second quarter of 2022. Net income attributable to HEP for the second quarter of 2022 was $56.8 million ($0.45 per basic and diluted limited partner unit), compared to $55.7 million ($0.53 per basic and diluted limited partner unit) for the second quarter of 2021.
Results for the second quarter of 2021 reflect a gain of $5.3 million related to the sale of a refined product pipeline. Excluding this gain, net income attributable to HEP for the second quarter of 2021 was $50.5 million ($0.48 per basic and diluted limited partner unit). The increase in net income attributable to HEP was mainly due to net income from Sinclair Transportation Company LLC ("Sinclair Transportation"), which was acquired on March 14, 2022, partially offset by higher interest expense and higher operating costs and expenses.
Distributable cash flow was $78.5 million for the second quarter of 2022, an increase of $11.8 million, or 17.7%, compared to the second quarter of 2021. The increase was mainly due to distributable cash flow related to Sinclair Transportation, partially offset by higher interest expense. HEP declared a quarterly cash distribution of $0.35 per unit on July 21, 2022.
Commenting on our 2022 second quarter results, Michael Jennings, Chief Executive Officer, stated, “HEP delivered strong results during the quarter, driven by the Sinclair Transportation acquisition and record volumes on our SLC and Frontier crude pipelines in the Rockies region. We are very pleased with the performance of the Sinclair Transportation assets and expect they will continue to provide significant earnings while creating enhanced opportunities for our unitholders.”
“Looking forward, we remain focused on integrating Sinclair Transportation while maintaining safe and reliable operations across our asset base. Additionally, we remain committed to our disciplined capital allocation framework as we continue to reduce leverage using retained cash flow. We are on track to achieve our short-term leverage target of 3.5x by year-end. Consistent with our disciplined capital allocation framework, we expect to increase unitholder returns in 2023.”
Second Quarter 2022 Revenue Highlights
Revenues for the second quarter of 2022 were $135.8 million, an increase of $9.5 million compared to the second quarter of 2021. The increase was mainly due to revenues on our recently acquired Sinclair Transportation assets and higher revenues on our UNEV pipeline, partially offset by lower revenues on our Cheyenne assets as a result of the conversion of HF Sinclair Corporation's (“HF Sinclair”) Cheyenne refinery to renewable diesel production and lower volumes on our product pipelines servicing HF Sinclair's Navajo refinery due to lower throughput at the refinery.

•Revenues from our refined product pipelines were $26.1 million, a decrease of $2.6 million compared to the second quarter of 2021. Shipments averaged 178.3 thousand barrels per day

("mbpd") compared to 171.2 mbpd for the second quarter of 2021. The volume increase was mainly due to higher volumes on our recently acquired Sinclair Transportation product pipelines, partially offset by lower volumes on pipelines servicing HF Sinclair's Navajo refinery. The revenue decrease was mainly due to lower volumes on pipelines servicing HF Sinclair's Navajo refinery and lower revenues from Delek US Holdings, Inc. due to the expiration of a capacity lease, partially offset by revenues on our recently acquired Sinclair Transportation product pipelines. Revenues did not increase in proportion to volumes due to our recognition of a portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the second quarter of 2021. Shipments averaged 124.6 mbpd for the second quarter of 2022 compared to 143.8 mbpd for the second quarter of 2021. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF Sinclair's Navajo refinery while revenue remained constant due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $34.7 million, an increase of $2.6 million compared to the second quarter of 2021. Shipments averaged 615.3 mbpd compared to 396.7 mbpd for the second quarter of 2021. The increase in volumes was mainly attributable to our Cushing Connect pipeline, which went into service in September 2021, as well as volumes on our recently acquired Sinclair Transportation crude pipelines. The increase in revenues was mainly due to our recently acquired Sinclair Transportation crude pipelines. Revenues did not increase in proportion to volumes due to our recognition of most of the Cushing Connect pipeline and Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $44.6 million, an increase of $7.7 million compared to the second quarter of 2021. Refined products and crude oil terminalled in the facilities averaged 609.0 mbpd compared to 466.7 mbpd for the second quarter of 2021. The increase in volumes was mainly due to our recently acquired Sinclair Transportation assets. Revenues increased mainly due to revenues on our recently acquired Sinclair Transportation assets and higher butane blending revenues. In addition, the second quarter of 2021 included the recognition of $3.4 million of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets as a result of the conversion of the HF Sinclair Cheyenne refinery to renewable diesel production.

•Revenues from refinery processing units were $22.9 million, an increase of $1.9 million compared to the second quarter of 2021, and throughputs averaged 72.3 mbpd compared to 76.6 mbpd for the second quarter of 2021. The decrease in volumes was mainly due to decreased throughput at our El Dorado refinery processing units. Revenues increased mainly due to higher natural gas cost recoveries in revenues. Revenues did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees.

Six Months Ended June 30, 2022 Revenue Highlights
Revenues for the six months ended June 30, 2022, were $256.0 million, an increase of $2.6 million compared to the six months ended June 30, 2021. The increase was mainly attributable to revenues on our recently acquired Sinclair Transportation assets and increased revenues from our UNEV assets, partially offset by lower revenues on our Cheyenne assets as a result of the conversion of HF Sinclair's Cheyenne refinery to renewable diesel production and lower revenues on our product pipelines servicing HF Sinclair's Navajo refinery. The six months ended June 30, 2021 included the recognition of $9.9 million of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets.

•Revenues from our refined product pipelines were $52.3 million, a decrease of $5.0 million compared to the six months ended June 30, 2021. Shipments averaged 167.3 mbpd compared to 167.6 mbpd for the six months ended June 30, 2021. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HF Sinclair's Navajo refinery, partially offset by volumes on our recently acquired Sinclair Transportation assets and higher volumes on our UNEV pipeline. We recognized a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $15.0 million, consistent with the six months ended June 30, 2021. Shipments averaged 121.2 mbpd compared to 129.6 mbpd for the six months ended June 30, 2021. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF Sinclair's Navajo refinery while revenue remained relatively constant due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $65.8 million, an increase of $3.2 million compared to the six months ended June 30, 2021. Shipments averaged 571.5 mbpd compared to 385.3 mbpd for the six months ended June 30, 2021. The increase in volumes was mainly attributable to our Cushing Connect pipeline, which went into service in September 2021, as well as volumes on our recently acquired Sinclair Transportation crude pipelines. The increase in revenues was mainly due to our recently acquired Sinclair Transportation crude pipelines and higher volumes on our legacy crude pipelines in Wyoming and Utah. Revenues did not increase in proportion to volumes due to our recognition of most of the Cushing Connect pipeline and Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $81.6 million, an increase of $6.5 million compared to the six months ended June 30, 2021. Refined products and crude oil terminalled in the facilities averaged 552.0 mbpd compared to 418.1 mbpd for the six months ended June 30, 2021. Volumes increased mainly due to volumes on our recently acquired Sinclair Transportation assets and higher throughputs at HF Sinclair's Tulsa refinery. Revenues increased mainly due to revenues on our recently acquired Sinclair Transportation assets and higher butane blending revenues. In addition, the six months ended June 30, 2021 included the recognition of $9.9 million of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets as a result of the conversion of the HF Sinclair Cheyenne refinery to renewable diesel production.

•Revenues from refinery processing units were $41.3 million, a decrease of $2.2 million compared to the six months ended June 30, 2021. Throughputs averaged 68.8 mbpd compared to 68.7 mbpd for the six months ended June 30, 2021 with increased throughputs at our El Dorado refinery processing units offset by lower throughputs at our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022. Revenues decreased mainly due to the lower throughput at our Woods Cross refinery processing units, partially offset by higher natural gas cost recoveries in revenues.

Operating Costs and Expenses Highlights

Operating costs and expenses were $85.6 million and $154.7 million for the three and six months ended June 30, 2022, representing increases of $15.6 million and $4.3 million from the three and six months ended June 30, 2021. The increases were mainly due to operating costs and expenses associated with our recently acquired Sinclair Transportation assets as well as higher employee costs, natural gas costs, maintenance costs and materials and supplies costs, partially offset by lower rentals and leases. In addition, the six months ended June 30, 2021 included a goodwill impairment charge of $11.0 million related to our Cheyenne reporting unit.

Interest Expense and Interest Income Highlights

Interest expense was $20.3 million and $34.0 million for the three and six months ended June 30, 2022, representing increases of $6.4 million and $6.8 million from the three and six months ended June 30, 2021. The increases were mainly due to our April 2022 issuance of $400 million in aggregate principal amount of 6.375% senior unsecured notes maturing in April 2027 and higher average borrowings outstanding under our senior secured revolving credit facility related to the funding of the cash portion of the Sinclair Transportation acquisition. In addition, interest rates increased on our senior secured revolving credit facility.

Interest income for the three and six months ended June 30, 2022, totaled $24.3 million and $37.0 million, representing increases of $17.7 million and $23.8 million compared to the three and six months ended June 30, 2021. The increases were mainly due to higher sales-type lease interest income from our Cushing Connect pipeline, which was placed into service at the end of the third quarter of 2021, and our recently acquired Sinclair Transportation pipelines and terminals.
We have scheduled a conference call today at 8:30 AM Eastern Time to discuss financial results. This webcast may be accessed at:
https://events.q4inc.com/attendee/167295545

An audio archive of this webcast will be available using the above noted link through August 22, 2022.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P. ("HEP"), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. HEP, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington, and Wyoming, as well as refinery processing units in Kansas and Utah.
HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,300 Sinclair branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
This press release contains various “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “will,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”). Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•HF Sinclair’s and HEP’s ability to successfully integrate the Sinclair Oil Corporation (now known as Sinclair Oil LLC, "Sinclair Oil") and Sinclair Transportation businesses acquired from REH Company (formerly known as The Sinclair Companies) (collectively, the “Sinclair Transactions”), with its existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand and increasing societal expectations that companies address climate change;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, terminal facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party service providers or lower gross margins due to the economic impact of the COVID-19 pandemic, inflation and labor costs, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic and increases in interest rates;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•uncertainty regarding the effects and duration of global hostilities and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2022 and 2021.

	Three Months Ended June 30,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,920	$19,213	$1,707
Affiliates – intermediate pipelines	7,521	7,521	—
Affiliates – crude pipelines	20,971	19,251	1,720
	49,412	45,985	3,427
Third parties – refined product pipelines	5,215	9,526	(4,311)
Third parties – crude pipelines	13,692	12,811	881
	68,319	68,322	(3)
Terminals, tanks and loading racks:
Affiliates	38,232	32,131	6,101
Third parties	6,326	4,756	1,570
	44,558	36,887	7,671

Refinery processing units - Affiliates	22,893	21,026	1,867

Total revenues	135,770	126,235	9,535
Operating costs and expenses
Operations	53,899	42,068	11,831
Depreciation and amortization	26,974	25,003	1,971
General and administrative	4,682	2,847	1,835
	85,555	69,918	15,637
Operating income	50,215	56,317	(6,102)

Equity in earnings of equity method investments	5,447	3,423	2,024
Interest expense, including amortization	(20,347)	(13,938)	(6,409)
Interest income	24,331	6,614	17,717
Gain on sales-type leases	—	27	(27)
Gain on sale of assets and other	45	5,415	(5,370)
	9,476	1,541	7,935
Income before income taxes	59,691	57,858	1,833
State income tax expense	(14)	(27)	13
Net income	59,677	57,831	1,846
Allocation of net income attributable to noncontrolling interests	(2,885)	(2,086)	(799)
Net income attributable to Holly Energy Partners	$56,792	$55,745	$1,047
Limited partners’ earnings per unit – basic and diluted	$0.45	$0.53	$(0.08)
Weighted average limited partners’ units outstanding	126,440	105,440	21,000
EBITDA(1)	$79,796	$88,099	$(8,303)
Adjusted EBITDA(1)	$104,244	$88,261	$15,983
Distributable cash flow(2)	$78,458	$66,680	$11,778

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	140,333	119,046	21,287
Affiliates – intermediate pipelines	124,588	143,762	(19,174)
Affiliates – crude pipelines	477,241	260,756	216,485
	742,162	523,564	218,598
Third parties – refined product pipelines	37,989	52,126	(14,137)
Third parties – crude pipelines	138,040	135,904	2,136
	918,191	711,594	206,597
Terminals and loading racks:
Affiliates	572,289	413,441	158,848
Third parties	36,748	53,257	(16,509)
	609,037	466,698	142,339

Refinery processing units - Affiliates	72,342	76,589	(4,247)

Total for pipelines and terminal assets (bpd)	1,599,570	1,254,881	344,689

.

	Six Months Ended June 30,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$37,780	$37,819	$(39)
Affiliates – intermediate pipelines	15,027	15,027	—
Affiliates – crude pipelines	39,248	38,705	543
	92,055	91,551	504
Third parties – refined product pipelines	14,475	19,389	(4,914)
Third parties – crude pipelines	26,569	23,887	2,682
	133,099	134,827	(1,728)
Terminals, tanks and loading racks:
Affiliates	69,440	65,995	3,445
Third parties	12,133	9,074	3,059
	81,573	75,069	6,504

Refinery processing units - Affiliates	41,296	43,522	(2,226)

Total revenues	255,968	253,418	2,550
Operating costs and expenses
Operations	96,524	83,433	13,091
Depreciation and amortization	49,161	50,068	(907)
General and administrative	8,994	5,815	3,179
Goodwill impairment	—	11,034	(11,034)
	154,679	150,350	4,329
Operating income	101,289	103,068	(1,779)

Equity in earnings of equity method investments	9,073	5,186	3,887
Interest expense, including amortization	(33,986)	(27,178)	(6,808)
Interest income	36,978	13,162	23,816
Gain on sales-type leases	—	24,677	(24,677)
Other income (loss)	146	5,917	(5,771)
	12,211	21,764	(9,553)
Income before income taxes	113,500	124,832	(11,332)
State income tax expense	(45)	(64)	19
Net income	113,455	124,768	(11,313)
Allocation of net income attributable to noncontrolling interests	(7,104)	(4,626)	(2,478)
Net income attributable to Holly Energy Partners	$106,351	$120,142	$(13,791)
Limited partners’ earnings per unit—basic and diluted	$0.90	$1.14	$(0.24)
Weighted average limited partners’ units outstanding	118,087	105,440	12,647
EBITDA(1)	$152,565	$184,290	$(31,725)
Adjusted EBITDA(1)	$189,581	$176,196	$13,385
Distributable cash flow(2)	$142,912	$139,899	$3,013

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	123,863	119,316	4,547
Affiliates – intermediate pipelines	121,213	129,573	(8,360)
Affiliates – crude pipelines	436,865	255,730	181,135
	681,941	504,619	177,322
Third parties – refined product pipelines	43,479	48,298	(4,819)
Third parties – crude pipelines	134,602	129,603	4,999
	860,022	682,520	177,502
Terminals and loading racks:
Affiliates	509,509	368,612	140,897
Third parties	42,519	49,526	(7,007)
	552,028	418,138	133,890

Refinery processing units - Affiliates	68,804	68,688	116

Total for pipelines and terminal assets (bpd)	1,480,854	1,169,346	311,508

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners, L.P. ("Holly Energy Partners") plus (i) interest expense, net of interest income, (ii) state income tax expense and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) goodwill impairment, (ii) acquisition integration and regulatory costs and (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees minus (iv) gain on sales-type leases, (v) gain on significant asset sales and (vi) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline and terminal tariffs and fees for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These tariffs and fees were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$56,792	$55,745	$106,351	$120,142
Add (subtract):
Interest expense	20,347	13,938	33,986	27,178
Interest income	(24,331)	(6,614)	(36,978)	(13,162)
State income tax expense	14	27	45	64
Depreciation and amortization	26,974	25,003	49,161	50,068
EBITDA	79,796	88,099	152,565	184,290
Gain on sales-type leases	—	(27)	—	(24,677)
Gain on significant asset sales	—	(5,263)	—	(5,263)
Goodwill impairment	—	—	—	11,034
Acquisition integration and regulatory costs	886	—	1,722	—
Tariffs and fees not included in revenues	25,168	7,058	38,507	14,025
Lease payments not included in operating costs	(1,606)	(1,606)	(3,213)	(3,213)
Adjusted EBITDA	$104,244	$88,261	$189,581	$176,196
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$56,792	$55,745	$106,351	$120,142
Add (subtract):
Depreciation and amortization	26,974	25,003	49,161	50,068
Amortization of discount and deferred debt charges	1,033	1,385	1,803	2,229
Customer billings greater (less) than net income recognized	125	(3,573)	621	(179)
Maintenance capital expenditures(3)	(4,963)	(4,111)	(10,583)	(5,482)
Increase (decrease) in environmental liability	(124)	(78)	(244)	(234)
Decrease in reimbursable deferred revenue	(3,356)	(3,502)	(6,590)	(7,516)
Gain on sales-type leases	—	(27)	—	(24,677)
Gain on significant asset sales	—	(5,263)	—	(5,263)
Goodwill impairment	—	—	—	11,034
Other	1,977	1,101	2,393	(223)
Distributable cash flow	$78,458	$66,680	$142,912	$139,899

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	June 30,	December 31,
	2022	2021
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$14,884	$14,381
Working capital	$15,259	$17,461
Total assets	$2,775,038	$2,165,867
Long-term debt	$1,608,460	$1,333,049
Partners' equity	$837,785	$443,017

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511